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[LOGO]                                                              NEWS RELEASE

FOR IMMEDIATE RELEASE

                                     CONTACTS:         Rich Phillips
                                                       NIC
                                                       (877) 445-4306
                                                       rich@nicusa.com

                                                       Shawn Martin
                                                       Tidemark Computer Systems
                                                       (206) 971-3715
                                                       smartin@tidemarksys.com


              NIC PARTNERS WITH TIDEMARK COMPUTER SYSTEMS TO EXPAND
                EGOVERNMENT PERMIT APPLICATIONS, MOBILE SOLUTIONS

NIC INVESTS $5.5 MILLION IN TIDEMARK FOR APPROXIMATELY 27 PERCENT OF THE COMPANY

OVERLAND PARK, Kan. - (April 7, 2000) - NIC (Nasdaq: EGOV), the world's largest eGovernment solutions provider, today announced a strategic partnership with Tidemark Computer Systems, a leading provider of eGovernment permit applications and related solutions for local government. The partnership will allow both companies to help communities automate a variety of business processes through mobile and web-based applications.

Said Bruce Dahl, president and CEO of Tidemark, "NIC is the world leader in providing eGovernment solutions and we anticipate that this partnership will fuel the adoption of our best-of-class permit, planning and related applications into state and local markets. NIC's investment will also help fund the development and roll out of new Internet applications and real-time mobile solutions."

Tidemark's core software and suite of function-specific extensions are currently powering more than 700 processes in the building, planning, health, transportation, utilities, public works, engineering, community development, licensing, and code enforcement departments of dozens of government agencies.


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NIC PARTNERS WITH TIDEMARK TO EXPAND EGOVERNMENT PERMIT APPLICATIONS     2-2-2-2


Tidemark's customers include jurisdictions in Juneau, Alaska; Anaheim, Sacramento, San Carlos and Santa Barbara, California; Orlando and Sarasota, Florida; Indianapolis, Indiana; Overland Park and Wichita, Kansas; Rockville, Maryland; Detroit, Michigan; Reno, Nevada; and Tacoma, Washington; as well as North Vancouver, British Columbia.

A consortium of 10 municipalities otherwise known as BASP, Bay Area Software Purchase Consortium, in Silicon Valley recently named Tidemark the vendor of choice for its Smart Permit Project, which encourages Silicon Valley development by implementing advanced technologies to speed permit processing across district lines.

Said Ray Coutermarsh, president of NIC Local, "Our partnership with Tidemark will enable us to rapidly develop new services and solutions for cities and counties. This agreement is a significant component of our local eGovernment strategy which will help our local government partners obtain a faster return on their Internet investment."

Tidemark's mobile solutions give government workers such as utility crews, animal control officers and fire department officials, real-time access to inspection schedules, permit and violation records, disaster assessment and other data through any personal digital assistant (PDA). Tidemark E-Mobile-TM-supports popular PDAs including many laptops, notebooks, Windows CE-TM-machines, and pen-based portable devices like PalmPilot-TM-.

Tidemark also provides Managed Service Provider (MSP) services to agencies allowing them access to applications on a subscription basis, delivered via the Internet. State and local government can access Tidemark's permit and other transaction services through its MSP site at www.gov-online.com.

With Tidemark's flagship workflow solution, government agencies can automate hundreds of steps from application to inspection, utilize interactive voice response (IVR) and web-based systems to access data from the field, and share critical information across teams to ensure requirements are met. The Tidemark workflow engine also stores valuable resource information, allowing for real-time impact assessments and analysis allowing community leaders to make better decisions about their community's growth and land utilization.

NIC has invested $5.5 million in Tidemark giving NIC ownership of approximately 27 percent of the company through Series B voting Preferred Stock. NIC expects to account for the investment under the equity method.


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NIC PARTNERS WITH TIDEMARK TO EXPAND EGOVERNMENT PERMIT APPLICATIONS     3-3-3-3

Said Jim Dodd, president and CEO of NIC, "Our partnership with Tidemark will enable us to help our government partners meet the higher expectations of citizens and businesses in the Internet economy. Tidemark's permit applications are best of breed. And their mobile and MSP solutions are cutting-edge. Together, we will revolutionize community development and make eGovernment a powerful ally for city planners as they manage economic growth."

In addition to the investment, Ray Coutermarsh and Dan Evans, former Governor of Washington State, will join Tidemark's Board of Directors.

ABOUT TIDEMARK COMPUTER SYSTEMS

Since 1984, Tidemark has been providing innovative solutions that streamline government business processes and manage workflow communication. As an innovative leader in eGovernment, Tidemark serves state and local governments by supporting over 700 different processes in building, planning, public works, engineering, community development, licensing, code enforcement, utilities, health, transportation and many more. By offering the choice of custom application solutions or Internet-hosted services, Tidemark helps government increase the quality of service agencies provide to their citizens. For more information please visit www.tidemarksys.com or www.gov-online.com.

ABOUT NIC

NIC is the world's largest eGovernment solutions provider dedicated to positively transforming the relationships among citizens, businesses and government. Through federal, state, local and global government partnerships, NIC manages millions of transactions and thousands of applications accessible to more than 140 million people worldwide. For more information, visit NIC at www.nicusa.com.

Windows CE is a registered trademark of Microsoft Corporation.

PalmPilot is a registered trademark of Palm, Inc.

Special Note: The statements in this release regarding continued implementation of NIC's business model and its development of new products and services are forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the success of the Company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of e-government solutions by businesses and citizens; competition; and general economic conditions and the other important cautionary statements and risk factors described in NIC's Annual Report on Form 10-K filed on March 10, 2000 with the Securities and Exchange Commission and in the Company's most recent quarterly report filed with the SEC.


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